Exhibit 99.1

Simon Property Group Announces A New $2.0 Billion Revolving Credit Facility

INDIANAPOLIS, June 1, 2012 /PRNewswire-FirstCall/ — Simon Property Group, Inc. (the “Company”) (NYSE: SPG) today announced that it has entered into a new $2.0 billion unsecured multi-currency revolving credit facility that complements its existing $4.0 billion revolving credit facility. This facility, which can be increased to $2.5 billion during its term, will initially mature on June 30, 2016 and can be extended for an additional year to June 30, 2017 at the Company’s sole option.  Like the existing facility, the interest rate on the Company’s new revolver is LIBOR plus 100 basis points. The $2.0 billion facility provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars, and provides for a money market competitive bid option program that allows the Company to hold auctions to achieve lower pricing for short-term borrowings.

“There was very strong lender demand in our new credit facility, with commitments received from 28 financial institutions,” said David Simon, Chairman and Chief Executive Officer. “This new 5 year credit facility further enhances our already strong financial flexibility resulting in $6.0 billion of total unsecured borrowing capacity for the Company.”

For this facility, JPMorgan and Bank of America Merrill Lynch were Joint Lead Arrangers and Joint Bookrunners; Citibank, Royal Bank of Scotland and Sumitomo Mitsui Banking Corporation were Joint Lead Arrangers and Co-Syndication Agents; and Barclays, BBVA Compass, Credit Suisse,  Deutsche, Goldman Sachs, Mizuho, Morgan Stanley, PNC, SunTrust, Regions,  Royal Bank of Canada, UBS and U.S. Bank were Co-Documentation Agents.  In addition to the above financial institutions, there were 10 Co-Lenders in the facility.

About Simon Property Group

Simon Property Group, Inc. (NYSE: SPG) is an S&P 100 company and the largest real estate company in the world.  The Company currently owns or has an interest in 337 retail real estate properties in North America and Asia comprising 244 million square feet.  We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.  For more information, visit the Simon Property Group website at www.simon.com.